BILATERAL SERVICES AGREEMENT

This Agreement dated as of **May 1st, 2021** is between Telecom Boss Revolution Sparkle of North America, Inc. ("BOSS REVOLUTION"), a New York corporation with its principal office at 745 Fifth Avenue, New York, New York 10151, and **SpeedTelecom1 LLC** a **New York** corporation with its principal office at **50 Lincoln ave, Ossining , New York 10562** ("Carrier"). Boss Revolution (**BOSS REVOLUTION) and Carrier** are also referred to individually as "Party" and collectively as "Parties".

RECITALS

Carrier and BOSS REVOLUTION are telecommunications service providers in the business of providing telecommunications transport services to other carriers and each desire to purchase certain of such services from each other.

The Parties hereby agree as follows:

AGREEMENT

1. **Services**.

(a) Subject to the provisions of this Agreement, during the term hereof, each Party agrees to provide the telecommunications services set forth in Appendix I, which is attached hereto and made a part hereof ("Services"), as may be requested from time to time by the other Party. Each Party further agrees to pay for the Services that it requests, at the rates and pursuant to the other terms and conditions set forth herein. Hereafter, the Party requesting, receiving, ordering or otherwise using the Services is referred to as the "Receiving Party" and the Party providing the Services is referred to as the "Providing Party".

(b) The Parties expressly agree that any Services provided or requested are done so on a non-exclusive basis. Nothing contained in this Agreement shall be construed to require either Party to use or request exclusively the Services of the other Party, nor to provide Services exclusively to the other Party. It is expressly understood that either Party may request, use or provide from or to other companies the same or similar services as the Services contemplated in this Agreement.

(c) The Parties acknowledge and agree that certain of the Services, or components of the Services, may be offered by affiliates of the Providing Party or its underlying carriers under previous agreement with the other Party. In any case, all Services provided through an affiliate or underlying carrier shall be subject to, and governed by, all the terms and conditions of this Agreement as if such Service were furnished directly by the Providing Party.

(d) Moreover, nothing contained in this Agreement shall be construed to require that either Party request, use or pay for any minimum volume or amount of Services. Each Party shall, however, be required to provide any Services requested by the other Party, subject to the terms and conditions of this Agreement, including, but not limited to, Appendix I hereto.

(e) Each Providing Party reserves the right to terminate the offering of any Service hereunder upon thirty (30) calendar days prior written notice to the Receiving Party, without liability to the Receiving Party other than the payment for Services rendered prior to the effective date of such termination.

(f) As further set forth in Appendix I, the Parties agree to establish mutually acceptable physical interconnection between their respective networks. In order to provide such interconnection, each Party agrees to use all commercially reasonable efforts to provide to the other Party any other network information or specifications reasonably requested and necessary to undertake its obligations under this Agreement or required by law. Each Party's equipment shall remain the property of such Party. Neither Party shall remove, tamper with or obliterate any identification marks affixed to such cables, equipment or part thereof. Each Party is responsible for the safe operation of its telecommunications system and shall take all reasonable and necessary steps in its operation and implementation of this Agreement to ensure that its telecommunications system does not endanger the safety or health of employees, contractors, agents or customers of the other Party or damage, interfere with or cause any deterioration in the operation of the other Party's telecommunications system.

2. **Term.**

This Agreement shall be effective as of the date first set forth above, and continue until terminated by either Party pursuant to Section 8 (Termination).

3. **Rates and Charges; Payment Terms.**

(a) Each Party shall pay for the Services it requests and receives at the rates and charges then in effect for the Providing Party's Services and applicable to this Agreement ("Applicable Rates"). The Applicable Rates of BOSS REVOLUTION and Carrier as of the date of this Agreement are attached as Appendix II-A and Appendix II-B, respectively, and made a part hereof. BOSS REVOLUTION's and Carrier's right, if any, to modify the Applicable Rates, and with the required notice, is specifically set forth in Appendix II-A and Appendix II-B, respectively.

(b) Each Providing Party shall invoice the Receiving Party on a monthly basis within the first 10 days of the following month for previous month traffic. The terms of payment shall be net five (5) days from the date the invoices is received by Carrier. Carrier is to wire a deposit of **Letter of Credit of $ 1,200.000.00** (one million two hundred thousands) to BOSS REVOLUTION with the provision that this deposit is to be kept as a security deposit against unpaid amounts past due and any remaining amount returned once the contract is terminated and any and all invoices have been satisfied.

(c) The security deposit does not release Carrier from its obligation to pay within the terms specified in Section 3(b).

(d) If inbound traffic exceeds 75% of the **$100,000.00 credit**, BOSS REVOLUTION has the right to request an interim payment and that Carrier should replenish the account by sending

BOSS REVOLUTION a wire

within two (2) business days upon our notification. Failure to replenish the account could result in an interruption of service. The Receiving Party shall timely pay all applicable taxes in accordance with Section 12 of this Agreement. The Receiving Party shall pay the Providing Party a late payment charge of 1.5% per month, or the maximum rate permitted by applicable law, whichever is less, on any unpaid amount for each calendar month or fraction thereof that any payment thereof to the Providing Party is in arrears. All invoices and payments by either Party shall be set forth or made in U.S. dollars.

Payments to BOSS REVOLUTION shall be made by wire transfer to:

Bank Name:	Citibank, N.A. Branch #9
Bank Address:	460 Park Avenue, New York, NY 10022
ABA#:	021000089
Recipient:	Telecom Boss R Sparkle of North America, Inc., 745 Fifth Avenue, New York, NY 10151
Account#:	188-72-464

All wire charges shall be borne by the Party making the payment.

(c) If the Receiving Party in good faith disputes any portion of a Providing Party's invoice, Receiving Party shall pay all undisputed amounts to the Providing Party within the time frames set forth above and shall submit a written claim to Providing Party setting forth in detail, the reasons for and nature of the dispute. To be considered timely hereunder, any such written claim must be delivered to Providing Party within the following time frames: (i) in the event Receiving Party pays less than the full amount of the applicable invoice, then on or before the due date for payment of such invoice; or (ii) in the event Receiving Party pays the full amount of an invoice which it later seeks to dispute, then within sixty (60) days of the due date for payment of such invoice. To the extent that any billing dispute is resolved in favor of Providing Party and the Receiving Party has not paid the full amount of the applicable invoice, Receiving Party shall within five (5) days of such resolution pay to Providing Party all unpaid amounts that are determined to be due, plus interest on such amounts at the rate set forth in the previous section from the date the disputed charge was due through the resolution date. Payment by Receiving Party shall not prejudice or operate as a waiver of Receiving Party's right to dispute charges, so long as they are disputed in the manner and within the time frame specified in this section. Any dispute not resolved promptly and in good faith by the Parties pursuant to this Section 3(c) shall be submitted for resolution pursuant to Section 13(c). In any case each Party shall remain jointly and severally responsible in case of breach by an affiliate in accordance with Section 7 herein below.

(d) A Party shall not be obligated to pay any additional charges other than those specified in this Agreement, or as otherwise agreed to in writing by both Parties.

(e) Except as set forth in clause 5 herein below, a Party's obligations to pay the invoices are not contingent upon collection of charges or revenues or fees from a Party's end users, agents, brokers or re-sellers.

4. **Security.**

Each Party shall at all times comply with the other Party's ongoing and reasonable credit approval procedures and policies.

If the financial circumstances or payment history of the Receiving Party is or becomes unacceptable to the Providing Party in its reasonable business judgment, the Providing Party may require from the Receiving Party reasonable additional security for payments due hereunder in the form of a cash deposit, guarantee, irrevocable clean standby letter of credit or other means within the Providing Party's sole and reasonable discretion.

5. **Anomalous Traffic.**

(a) In case of possible "anomalous traffic" carried out in accordance with this Agreement, according to any applicable laws and in order to protect the Parties economic interests and to avoid any possible involvement of the same in criminal matters, the Parties shall be authorized to immediately suspend such traffic and, consequently, any related payments and, in the meantime, to evaluate the possibility to inform the competent Judicial Authority.

(b) For "anomalous traffic" it will be considered, as an example, the traffic with the following characteristics: unjustified increase of daily minutes of traffic, high duration of each call, repeated calling numbers, repeated called numbers, etc.

(c) The above mentioned suspension shall apply until a final and undisputed clarification on the nature and origin of the traffic will come out.

(d) The Parties shall cooperate in any possible detection activity supplying each other any possible details of such traffic in accordance with the applicable data protection laws.

6. **Representations, Warranties and Disclaimers**.

(a) BOSS REVOLUTION represents and warrants to Carrier as follows:

(i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder;

(ii) the execution and delivery of this Agreement has been duly and validly authorized and approved by all necessary BOSS REVOLUTION corporate action and this Agreement is valid and binding upon it in accordance with its terms; and

(iii) the execution and carrying out of this Agreement and compliance with the provisions hereof by it will not violate any third party intellectual property rights or any provision of law, and will not, with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any of the terms or conditions of, or constitute a default under, any indenture, mortgage, agreement, or other instrument to which it is a party or by which it is bound.

(b) Carrier represents and warrants to BOSS REVOLUTION as follows:

(i) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder;

(ii) the execution and delivery of this Agreement has been duly and validly authorized and approved by all necessary Carrier corporate action and this Agreement is valid and binding upon it in accordance with its terms; and

(iii) the execution and carrying out of this Agreement and compliance with the provisions hereof by it will not violate any third party intellectual property rights or any provision of law, and will not, with or without the giving of notice and/or the passage of time, conflict with or result in the breach of any of the terms or conditions of, or constitute a default under, any indenture, mortgage, agreement, or other instrument to which it is a party or by which it is bound.

(c) EACH PARTY WARRANTS THAT IT WILL PERFORM THE SERVICES IN A GOOD AND WORKMANLIKE MANNER IN ACCORDANCE WITH THE STANDARDS APPLICABLE AT THE TIME TO THE PROVISION OF INTERNATIONAL SERVICES WITHIN THE TELECOMMUNICATIONS INDUSTRY.

(d) Each Party acknowledges that a Providing Party's regular or everyday network maintenance may result in certain Service interruptions. If scheduled or unscheduled network maintenance should result in the interruption of Service, to the extent possible it shall be accomplished after written notification to a Receiving Party and will be completed within a reasonable time.

(e) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO PARTY HAS MADE ANY GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, BY OPERATION OF LAW OR OTHERWISE. THE PARTIES DO NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT THE SERVICES WILL MEET THE RECEIVING PARTY'S REQUIREMENTS. THE PARTIES HAVE NOT AUTHORIZED AND DO NOT AUTHORIZE ANYONE TO MAKE A WARRANTY OF ANY KIND ON ITS BEHALF AND THEY MAY NOT RELY ON ANYONE MAKING SUCH STATEMENTS.

7. **Indemnification: Limitation of Liability.**

THE PROVIDING PARTY SHALL HAVE NO LIABILITY, OBLIGATION OR DUTY WHATSOEVER TO THE RECEIVING PARTY RESPECTING ANY CAUSE OF ACTION, RIGHTS OR REMEDIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE PERFORMANCE OF THE SERVICES HEREUNDER, EXCEPT AS IS EXPRESSLY PROVIDED HEREIN.

(a) EACH PARTY (THE "INDEMNIFYING PARTY") WILL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUBSIDIARIES, AFFILIATES, DESIGNEES AND ASSIGNEES (THE "INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, ASSESSMENTS, FINES, PENALTIES, CHARGES, LIABILITIES, COSTS, OR EXPENSES, INCLUDING REASONABLE ATTORNEY'S FEES ("LOSSES"), WHICH MAY AT ANY TIME BE SUFFERED OR INCURRED, RELATING TO, ARISING OUT OF OR RESULTING FROM (1) ANY INJURY OR DAMAGE TO ANY PERSON, TANGIBLE PROPERTY OR FACILITIES OF ANY THIRD PARTY ARISING OUT OF OR RESULTING FROM EITHER: (I) THE WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY OR ITS OFFICERS, EMPLOYEES, SERVANTS, AFFILIATES, AGENTS, CONTRACTORS, LICENSEES, INVITEES OR VENDORS; OR (II) OTHER WANTON OR WILLFUL ACTS OF THE INDEMNIFYING PARTY WHICH CONSTITUTE A MATERIAL DEFAULT UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PARTY, APPLY TO ANY SUCH LOSSES TO THE EXTENT THAT THEY RESULT FROM THE WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY; (2) ANY VIOLATION BY THE INDEMNIFYING PARTY OF ANY APPLICABLE LAW, REGULATION, RULE, STATUTE OR COURT ORDER OF ANY INTERNATIONAL, NATIONAL, FEDERAL, STATE OR LOCAL DULY AUTHORIZED GOVERNMENTAL AGENCY, COURT OR BODY IN CONNECTION WITH ITS OBLIGATIONS UNDER THE AGREEMENT (SO LONG AS THE SERVICES ARE USED BY THE INDEMNIFIED PARTY IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT); AND (3) THE CONTENT OF INFORMATION OF WHATEVER NATURE TRANSMITTED OR RECEIVED BY THE INDEMNIFYING PARTY OR ITS END USERS OR THE USE OR RESALE OF THE SERVICES BY THE INDEMNIFYING PARTY AND/OR ITS END USERS.

(b) A PARTY'S LIABILITY FOR ANY BREACH OR DEFAULT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DEFECTS OR OTHER FAILURE IN PERFORMANCE OF ANY SERVICES, SHALL BE LIMITED TO AND NOT EXCEED THE ACTUAL DIRECT DAMAGES RESULTING FROM SUCH BREACH, BEING THE AMOUNT, IF ANY, ACTUALLY CHARGED AND PAID FOR THOSE SERVICES.

(c) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, RELIANCE, PUNITIVE, OR CONSEQUENTIAL DAMAGES, LOSS OF BUSINESS REVENUES OR PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE SERVICES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PERFORMANCE OF THE SERVICES OR ANY OTHER ACTIVITIES IN CONNECTION HEREWITH.

8. **Termination**.

This Agreement may be terminated solely in accordance with the provisions set forth below.

(a) This Agreement may be terminated by either Party at any time upon thirty (30) days notice, for any reason whatsoever.

(b) This Agreement may be terminated by the Providing Party if the Receiving Party fails to timely pay when due any invoices, charges, taxes or other monetary obligations required to be paid by the Receiving Party under this Agreement upon five (5) days notice; provided, however that, amounts properly deducted pursuant to a bona fide, good faith dispute, and in accordance with Section 3(c) shall not be deemed a failure to timely pay within the meaning of this subsection.

(c) This Agreement may be terminated, or the services may be suspended, immediately by the Providing Party in the event the Providing Party is prohibited from furnishing such Services due to any regulation and/or ruling, including modifications thereto, by any regulatory agency, legislative body or court of competent jurisdiction. In the event of any such termination or suspension pursuant to this Section 8(c), the terminating Party will provide the other Party as much prior notice as reasonably possible.

(d) Termination hereunder shall be effective immediately upon expiration of the applicable notice. Upon the effective date of termination, the following shall apply:

(i) Either Party may cease performance of all Services hereunder without liability to the other party;

(ii) Either Party shall have all remedies, including the right to recover damages available under applicable law, subject to the provisions of this Agreement, and, in this regard, all such remedies, including the right to terminate, shall be deemed cumulative and not alternative, except as stated otherwise herein;

(iii) The provisions of Sections 6 (Representations, Warranties and Disclaimer of Warranties), 7 (Indemnification; Limitation of Liability), 10 (Notices), 11 (Proprietary Information), and 13 (General) shall survive the effective date of termination permanently, or, if a shorter period is specified in those sections, for that period; and

(iv) Except as expressly provided in (iii), above, all executory rights and obligations shall terminate, but all accrued rights and liabilities shall survive termination.

9. **Force Majeure**.

Neither Party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment, or any consequence thereof, to the extent that the same is caused by fire, earthquake, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, governmental actions, or any other cause beyond that Party's reasonable control. The Party experiencing the force majeure event shall use reasonable efforts under the circumstances to avoid, limit and remove such causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease. Notwithstanding the foregoing, if a force majeure event results in an interruption of the Services for more than fifteen (15) consecutive days, the Receiving Party may immediately thereafter terminate the affected Services, or this Agreement, by simple notice to the Providing Party and without liability for any early termination fee or charge. Notwithstanding the provisions of this Section, nothing contained herein shall be construed to excuse the failure or delay in payment of any invoices or other charges arising under this Agreement, or to excuse either Party for a failure or delay caused by that Party's willful misconduct or gross negligence.

10. **Notices**.

(a) General/Legal Notices. All general and legal notices, demands, consents, approvals or other communications required or otherwise sent or given pursuant to this Agreement shall be sent and deemed delivered (i) upon electronic transmission via email so long as the sending Party receives and retains a "return receipt" confirmation of successful transmission; or (ii) upon transmission via facsimile so long as the sending Party receives and retains a transmission report affirming that all pages of the notice have been successfully transmitted; or (iii) upon the date of receipt after deposit with an express courier service, return receipt requested. Such notices shall be sent to the following addresses:

If to BOSS REVOLUTION:

Telecom Italia Sparkle of North America, Inc.
745 Fifth Avenue, 27th Floor
New York, NY 10151
Attn: Roberto Migliozzi
Facsimile: (212) 310-9023
Email: Br.m@telecomitaliausa.com

If to Carrier:
SpeedTelecom1 LLC One Penn Plaza,
suite 6241
New York, N.Y 10119
Attn: JOSHUA Travagli
Email:info@speed-tel.com

(b) Rate Change Notifications. All notices of rate changes shall be sent as follows:

If to BOSS REVOLUTION:

Carrier Manager Name
Carrier Relations Manager
Telecom Italia Sparkle of North America, Inc.
and CC: rateupdates@telecomitaliausa.com

All rates amendments to BOSS REVOLUTION must be via e-mail only in an excel format with one worksheet for each effective date and no retroactive dates in the new rates notification sheet. Any rate increases received by BOSS REVOLUTION after 12:00 pm on Fridays or on the day before any national holiday will be acknowledged the following business day. BOSS REVOLUTION reserves the right to amend these requirements with five (5) days notice to Carrier.

If to Carrier:
Carrier Rate exchange
SpeedTelecom1 LLC
rate@speed-tel.com

All rates sent by BOSS REVOLUTION require a confirmation of receipt via e-mail from Carrier stating receipt and acceptance of all rates issued. If e-mail confirmation is not received within seven (7) days, BOSS REVOLUTION shall have the right to deny any and all disputes associated with any amendment not having the proper confirmation.

All rate confirmations to BOSS REVOLUTION must be sent to the following email address: sellrates@telecomitaliausa.com

(c) Invoices. All invoices shall be sent and deemed delivered (i) upon electronic transmission via email so long as the sending Party receives and retains a "return receipt" confirmation of successful transmission; or (ii) upon transmission via facsimile so long as the sending Party receives and retains a transmission report affirming that all pages of the notice

have been successfully transmitted; or (iii) upon the date of receipt after deposit with an express courier service, return receipt requested. Invoices shall be sent to the following addresses::

If to BOSS REVOLUTION:

Telecom Boss R Sparkle of North America, Inc.
745 Fifth Avenue, 27th Floor
New York, NY 10151 USA
Attn: Accounts/Payable
Email: billing@telecomitaliausa.com

If to Carrier:

SpeedTelecom1 LLC
One Penn Plaza, suite 6241
New York, NY, 10119
Attn: Accounts Payable
Email: info@speed-tel.com

(d) Any Party may at any time change its "Attention" contact Party, address, voice or facsimile number or email address for notification purposes by giving the other Party prior written notice as provided in this Section by setting forth the new address or number and the date on which such information shall be effective.

11. **Proprietary Information**.

The provisions of the Confidentiality and Non-Disclosure Agreement, dated as of March 17, 2011, between the Parties, a copy of which is attached hereto as Appendix III and made a part hereof, shall govern the exchange of confidential information during the term of this Agreement and are hereby incorporated in this Agreement by reference. Each Party agrees that it shall not use any name, trade name, logo, trademark, service mark, brand name or any other intellectual property of the other Party or its affiliates (the "Intellectual Property Rights") without the prior express written consent of the other Party.

12. **Taxes and Charges**.

The Parties acknowledge and understand that all charges set forth in this Agreement and in the Appendices, or any amendment thereof, for the Services provided pursuant to this Agreement are exclusive of sales, use or privilege taxes or tax-like charges, fees or similar liabilities, including governmentally or quasi-governmentally imposed charges levied upon the Providing Party as a result of Services provided to the Receiving Party. Such additional charges shall be paid by the Receiving Party at the same time and in addition to all other charges provided for herein, except that any taxes or tax-related surcharges determined by the Providing Party's income, net worth,

franchise or property shall be borne solely by the Providing Party. In the event that the Receiving Party provides the Providing Party with a valid direct payment permit, sale for resale exemption certificate, sales tax exemption certificate or other applicable exemption certificate acceptable to the Providing Party, the Providing Party will not invoice the taxes covered by the exemption certificate(s), if such exemption certificate is applicable to the Services provided. Where the Providing Party becomes liable for any penalties or interest as a result of the late payment of any tax due hereunder due to the Receiving Party's failure to comply with the terms of this Agreement or its obligations under any tax law, then the Receiving Party must pay an additional amount equal to the penalties and interest.

13. **General**.

(a) This Agreement, including all Appendices and Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior agreements between the Parties with respect to such subject matter. In case of any conflict or ambiguity between the body of this Agreement and the provisions in any Appendix or Exhibit, the terms of this Agreement shall prevail. This Agreement may not be amended, except pursuant to a writing signed by the Party to be charged therewith, or as expressly provided for herein

(b) THIS AGREEMENT AND ALL ACTS AND TRANSACTIONS PURSUANT HERETO WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF PURSUANT TO SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(c) Any dispute, claim or controversy between or among the Parties hereto arising out of or in any way related to this Agreement shall be submitted for resolution before, and each Party expressly consents to the jurisdiction and venue of, the state or federal courts located in the City, County and State of New York. Any judgment thereon may be entered or otherwise enforced in any court of competent jurisdiction. Process in any action or proceeding referred to in this Section 13(d) may be served upon any Party anywhere in the world.

(d) While this Agreement is in effect each Party shall comply with all laws and regulations applicable to this Agreement and the Services.

(e) Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

(f) In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption, inference or burden of proof shall arise favoring or disfavoring a Party by virtue of authorship of any or all of the Agreement provisions. Each Party represents and agrees that it has had the opportunity to seek the advice and counsel of appropriate professional advice, including legal, accounting, and regulatory.

(g) This Agreement is non-exclusive. Nothing in this Agreement shall obligate either Party to enter into, or shall create, a partnership or joint venture between the Parties or result in a joint communications service offering to third Parties, nor shall be deemed to prevent either Party from entering into an agreement or negotiation of any kind or nature with third parties. Each Party will act as an independent contractor under the terms of this Agreement and not as an agent or legal representative of the other Party for any purposes and neither Party has any right or authority to assume or create any obligation of any kind, express or implied, on behalf of the other or on behalf of any customers of the other or to any other person. All persons employed by either Party in connection with the Services provided under this Agreement shall be considered employees or agents of such Party only, and shall in no way, either directly or indirectly, be considered employees or agents of the other Party.

(h) The Parties agree that no public statements or announcements relating to this Agreement shall be issued by either Party without the prior written consent of the other Party, except as required by law provided that the such Party shall make best efforts to give the other Party written notice of such requirement prior to disclosing so that the other Party may seek a protective order or other appropriate relief.

(i) The rights and remedies of the Parties are cumulative and not alternative, except as expressly stated otherwise herein. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party to be charged therewith; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(j) If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to negotiate in good faith to adapt each such provision, its application and/or the Agreement to the extent necessary to render the relevant provision and the Agreement valid and enforceable in a manner that most closely and practicably respects the original intent of the Parties. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so

excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(k) This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, either Party may assign, subject to the prior credit review and approval of a proposed assignee by the non-assigning Party, its rights and obligations under this Agreement to any of its affiliates, successors through merger, or acquirers of substantially all of its assets, provided that the assignee acknowledges in writing its assumption of the obligations of the assignor hereunder.

(l) The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of BOSS REVOLUTION and the Carrier, and do not create any right, claim or benefit on the part of any person not a Party to this Agreement, including customers of either Party.

(m) This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(n) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(o) Where reporting obligations or requirements are imposed upon a Party by any third party or governmental or regulatory agency, and such obligations or requirements can only be satisfied by obtaining information from the other Party, such other Party agrees to reasonably cooperate in providing information to the Party upon which such reporting obligations are imposed.

WHEREFORE, the Parties, through their authorized representatives, have signed this Agreement as of the date first above written.

SpeedTelecom1 LLC	**Telecom Boss R Sparkle of North America, Inc.**
By:______________________________	By:______________________________
Title:	Title:
Printed Name:	Printed Name:

APPENDIX I

1. **Services:** The Services shall consist of the carriage and termination by the Providing Party of the Receiving Party's international direct dialing traffic, subject to the limitations set forth herein.

2. **Available Destinations:** The Services shall be limited to termination of traffic in the destination countries listed in the Providing Party's then Applicable Rates. Nothing contained in this Agreement shall be construed to require the Providing Party to provide Services respecting destination countries not contained in its then current Applicable Rates.

3. **Capacity:** The maximum capacity that the Receiving Party shall be able to use with respect to the Services is as follows: BOSS REVOLUTION (as Receiving Party) – XxE1s; Carrier (as Receiving Party) – N.A..

4. **Traffic Volumes and Forecasts:**

(a) *Initial Traffic Forecasts.* Attached hereto as Appendix I-A and Appendix I-B are BOSS REVOLUTION's and Carrier's forecasts, respectively, of the traffic per month (in minutes) and per destination that each reasonably expects to send to the other for termination over the next three (3) months as part of the Services (each, an "Initial Traffic Forecast").

(i) Each Party hereby accepts the other's Initial Traffic Forecast and shall be required, during the term of this Agreement, to provide the Services up to, but not exceeding, the volumes set forth therein, on a destination-by-destination basis.

(ii) Appendices I-A and I-B constitute the maximum amount of traffic per month per destination that each Party shall be required to carry, respectively, in connection with the Services.

(b) *Continuing Traffic Forecasts.* Hereafter, each Party shall provide the other Party with continuing regular traffic forecasts, in a form similar to Appendix I-A or I-B, as the case may be, and pursuant to the notice provisions of Section 10(c) of this Agreement, no later than thirty (30) days prior to the beginning of the succeeding quarterly period ("Continuing Traffic Forecast"). No Party's Continuing Traffic Forecast shall be binding upon the other Party unless and until the Providing Party gives the notice that the same is accepted. If accepted by the Providing Party, the Regular Traffic Forecast shall amend and replace Appendix I-A or I-B, as the case may be, of this Agreement.

(c) *Non-Acceptance of Forecast.* If a Continuing Traffic Forecast is not accepted by the Providing Party, it shall not be binding on the Providing Party, who shall not be required to provide any Services in excess of the volumes set forth in the then-current Appendix I-A or I-B, as applicable. Notwithstanding the above, the Providing Party

may, in its sole and absolute discretion, provide Services in excess of the then-current Appendices, provided that any such provision shall not constitute a waiver or an acceptance of any Regular Traffic Forecast or any new volumes contained therein.

(d) *Failure to Send Forecast.* If either Party fails to send a Continuing Traffic Forecast, the last accepted Continuing Traffic Forecast (or, if none, the Initial Traffic Forecast) shall apply, regardless of the conduct of the Parties.

5. **Invoicing:** Each call will be promptly billed, on a second by second basis, without any rounding with the exception of Mexico which will be billed in one (1) minute initial and one (1) minute increments. For billing purposes the total amount of seconds transmitted, in a particular month, will be calculated in terms of minutes. The rounding will occur to the next subsequent minute on the entire monthly total of received seconds. The Parties shall use the following time zone for billing purposes: GMT+1.

6. **Technical Requirements; Demarcation Point; Interconnection Charges:**

(a) Demarcation point of BOSS REVOLUTION's network: the port on 165 Halsey Street, 11th Floor, Newark, NJ, 07102;

(b) Demarcation point of Carrier's network: the port on:
21220

(c) BOSS REVOLUTION and Carrier shall interconnect their respective networks in a technically efficient manner, based on industry and ITU standards, for the purpose of terminating international direct dialing traffic. BOSS REVOLUTION and Carrier shall share equally the costs and charges imposed by third-party service providers to make and maintain the physical interconnection between the two above-mentioned demarcation points. Except as expressly set forth in this Section 6, nothing contained in this Agreement, including this Appendix, shall obligate either Party to maintain, repair, configure, or incur liability with respect to, any circuit, equipment or other hardware or software beyond its own demarcation point.

(d) Both Parties reserve the right to make changes to their initial demarcation points in order to effect routing and network efficiencies. Requests for such changes (additions and/or deletions) by either Party must be made in writing and with reasonable advance notice. Such request(s) will not be unreasonably withheld.

(e) Each Party shall be solely responsible for local access and access-related charges to reach the other Party's demarcation point, including any charges for interconnection, installation, local loops, inside wiring, construction, distance and termination charges and other access-related charges whether assessed by a LEC or otherwise (collectively referred to as "Local Access"). Each Party is solely responsible for coordination of all Local Access and, in any event, shall be solely responsible for any costs associated with such Local Access, including, without limitation, any LEC early termination fees associated with any Service provided hereunder.

SpeedTelecom1 LLC

By:________________________________

Title:

Printed Name:

Telecom "BOSS R.Sparkle of North America, Inc.

By:________________________________

Title:

Printed Name:

Appendix I-A

BOSS REVOLUTION Initial Traffic Forecast

Insert BOSS REVOLUTION estimated traffic to Carrier by month for 3 months; include minutes and destinations if applicable.
1.500.000,00

Appendix I-B

Carrier Initial Traffic Forecast

NOT APPLICABLE – CUSTOMER ONLY

Appendix II-A

BOSS REVOLUTION International Termination Service Rates

1. **Rate Changes:** BOSS REVOLUTION may change its Applicable Rates by giving seven (7) days notice thereof (pursuant to Section 10 of the Agreement) in the format of Appendices II-A or II-B, as the case may be. Upon the expiration of the seven (7) day notice period, the new Applicable Rates contained in the notice shall become effective automatically, without further action or notice by either Party.

2. **Rates:**

Appendix II-B

Carrier International Termination Service Rates

1. **Rate Changes:** Carrier may change its Applicable Rates by giving seven (7) days notice thereof (pursuant to Section 10 of the Agreement) in the format of Appendices II-A or II-B, as the case may be. Upon the expiration of the seven (7) day notice period, the new Applicable Rates contained in the notice shall become effective automatically, without further action or notice by either Party.

2. **Rates:**

NOT APPLICABLE – CUSTOMER ONLY

Appendix III

Confidentiality and Non-Disclosure Agreement

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